UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 3, 2011

Hancock Holding Company
(Exact name of registrant as specified in its charter)

Mississippi	0-13089	64-0693170
(State of Incorporation)	Commission File Number	(IRS employer identification no.)

One Hancock Plaza, 2510 14th Street Gulfport, Mississippi	39501
(Address of principal executive offices)	(Zip code)

(228) 868-4000
 (Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:  This Amendment No. 1 amends the Current Report on Form 8-K filed on June 6, 2011 recently completed by Hancock Holding Company to include the financial statements and unaudited pro forma financial information referred to in Item 9.01(a) and (b) below relating to the acquisition by Hancock Holding Company of Whitney Holding Corporation.

Item 9.01              Financial Statements and Exhibits.

(a) Financial statements of business acquired

The audited consolidated financial statements of Whitney Holding Corporation as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 previously filed by Hancock Holding Company on its Current Report on Form 8-K dated March 21, 2011, are incorporated herein by reference.

The unaudited consolidated financial statements of Whitney Holding Corporation as of March 31, 2011, and for the three months ended March 31, 2011, and notes to unaudited consolidated financial statements, are attached as Exhibit 99.2 to this Current Report on Form 8-K and are incorporated herein by reference.

(b) Pro forma financial information.

In connection with the recently completed acquisition by Hancock Holding Company of Whitney Holding Corporation, attached hereto as exhibit 99.3 is the Unaudited Pro Forma Condensed Combined Consolidated Financial Information of Hancock Holding Company and Whitney Holding Corporation, incorporated herein by reference.

(d) Exhibit.

23.1 Consent of PricewaterhouseCoopers LLP

99.2 Unaudited Consolidated Financial Information of Whitney Holding Corporation as of March 31, 2011, and for the three months ended March 31, 2011, and notes to unaudited consolidated financial information.

99.3 Unaudited Pro Forma Condensed Combined Consolidated Financial Information of Hancock Holding Company and Whitney Holding Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK HOLDING COMPANY
(Registrant)

Date: August 18, 2011
  /s/ Michael M. Achary
Name: Michael M. Achary
Title:   Chief Financial Officer and Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of PricewaterhouseCoopers LLP

99.2	Unaudited Pro Forma Condensed Combined Consolidated Financial Information of Hancock Holding Company and Whitney Holding Corporation.

99.3	Unaudited Consolidated Financial Information of Whitney Holding Corporation as of March 31, 2011, and for the three months ended March 31, 2011, and notes to unaudited consolidated financial information.

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements Nos. 333-171518, 333-11831 (amended by 333-113262), 333-05081, 333-53452 and 2-99863 on Form S-8, and Nos. 33-31782 and 333-162560 on Form S-3 of Hancock Holding Company of our report dated March 1, 2011 relating to the consolidated financial statements of Whitney Holding Corporation, which are incorporated by reference into this Current Report on Form 8-K/A of Hancock Holding Company dated August 18, 2011.

/s/ PricewaterhouseCoopers LLP

New Orleans, Louisiana
August 18, 2011

EXHIBIT 99.2

UNAUDITED CONSOLIDATED FINANCIAL INFORMATION
WHITNEY HOLDING COMPANY
AS OF MARCH 31, 2011
AND FOR THE THREE MONTHS ENDED MARCH 31, 2011
AND NOTES TO UNAUDITED CONSOLIDATED FINANCIAL INFORMATION

(Note: The page numbers in this Exhibit 99.2 correspond to Whitney Holding Corporation’s 2011 First Quarter 10-Q.)

PART 1. FINANCIAL INFORMATION

Item 1. FINANCIAL STATEMENTS

WHITNEY HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	March 31	December 31
(dollars in thousands)	2011	2010
	(Unaudited)
ASSETS
Cash and due from financial institutions	$264,233	$210,368
Federal funds sold and short-term investments	432,432	445,392
Loans held for sale	68,999	198,351
Investment securities
Securities available for sale	2,008,911	1,968,245
Securities held to maturity, fair values of $675,233 and $638,195, respectively	676,881	641,357
Total investment securities	2,685,792	2,609,602
Loans, net of unearned income	6,993,353	7,234,726
Allowance for loan losses	(214,186)	(216,843)
Net loans	6,779,167	7,017,883

Bank premises and equipment	232,591	232,475
Goodwill	435,678	435,678
Other intangible assets	7,976	8,922
Accrued interest receivable	29,022	29,078
Other assets	560,184	611,030
Total assets	$11,496,074	$11,798,779

LIABILITIES
Noninterest-bearing demand deposits	$3,625,043	$3,523,518
Interest-bearing deposits	5,556,777	5,879,885
Total deposits	9,181,820	9,403,403

Short-term borrowings	468,628	543,492
Long-term debt	219,612	219,571
Accrued interest payable	10,372	9,722
Accrued expenses and other liabilities	77,029	98,257
Total liabilities	9,957,461	10,274,445

SHAREHOLDERS' EQUITY
Preferred stock, no par value
Authorized, 20,000,000 shares; issued and outstanding, 300,000 shares	296,559	296,242
Common stock, no par value
Authorized - 200,000,000 shares
Issued - 97,153,720 and 97,142,069 shares, respectively	2,800	2,800
Capital surplus	621,803	620,547
Retained earnings	640,654	628,546
Accumulated other comprehensive income (loss)	(10,506)	(11,104)
Treasury stock at cost - 500,000 shares	(12,697)	(12,697)
Total shareholders' equity	1,538,613	1,524,334
Total liabilities and shareholders' equity	$11,496,074	$11,798,779
The accompanying notes are an integral part of these financial statements.

WHITNEY HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	Three Months Ended
	March 31
(dollars in thousands, except per share data)	2011	2010
INTEREST INCOME
Interest and fees on loans	$86,446	$100,130
Interest and dividends on investment securities
Taxable securities	21,459	18,817
Tax-exempt securities	1,427	1,685
Interest on federal funds sold and short-term investments	233	179
Total interest income	109,565	120,811
INTEREST EXPENSE
Interest on deposits	6,759	11,420
Interest on short-term borrowings	173	276
Interest on long-term debt	2,761	2,486
Total interest expense	9,693	14,182
NET INTEREST INCOME	99,872	106,629
PROVISION FOR CREDIT LOSSES	-	37,500
NET INTEREST INCOME AFTER PROVISION
FOR CREDIT LOSSES	99,872	69,129
NONINTEREST INCOME
Service charges on deposit accounts	7,962	8,482
Bank card fees	6,553	5,674
Trust service fees	3,055	2,908
Secondary mortgage market operations	1,882	1,882
Other noninterest income	10,986	9,301
Securities transactions	-	-
Total noninterest income	30,438	28,247
NONINTEREST EXPENSE
Employee compensation	40,930	39,044
Employee benefits	10,493	11,051
Total personnel	51,423	50,095
Net occupancy	9,424	9,945
Equipment and data processing	7,433	6,594
Legal and other professional services	7,140	5,232
Deposit insurance and regulatory fees	5,658	6,013
Telecommunication and postage	2,808	3,085
Corporate value and franchise taxes	1,404	1,698
Amortization of intangibles	946	1,495
Provision for valuation losses on foreclosed assets	5,631	3,088
Nonlegal loan collection and other foreclosed asset costs	1,329	3,173
Merger transaction expense	1,166	-
Other noninterest expense	13,766	19,288
Total noninterest expense	108,128	109,706
INCOME (LOSS) BEFORE INCOME TAXES	22,182	(12,330)
INCOME TAX EXPENSE (BENEFIT)	5,027	(6,050)
NET INCOME (LOSS)	$17,155	$(6,280)
Preferred stock dividends	4,067	4,067
NET INCOME (LOSS) TO COMMON SHAREHOLDERS	$13,088	$(10,347)
EARNINGS (LOSS) PER COMMON SHARE
Basic	$.13	$(.11)
Diluted	.13	(.11)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	96,728,115	96,534,425
Diluted	96,728,115	96,534,425
CASH DIVIDENDS PER COMMON SHARE	$.01	$.01
The accompanying notes are an integral part of these financial statements.

WHITNEY HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(Unaudited)

			Common		Accumulated
			Stock and		Other
	Preferred	Common	Capital	Retained	Comprehensive	Treasury
(dollars and shares in thousands, except per share data)	Stock	Shares	Surplus	Earnings	Income (Loss)	Stock	Total
Balance at December 31, 2009	$294,974	96,447	$619,838	$790,481	$(11,532)	$(12,697)	$1,681,064
Comprehensive income (loss):
Net loss	-	-	-	(6,280)	-	-	(6,280)
Other comprehensive income:
Unrealized net holding gain on securities,
net of reclassifications and tax	-	-	-	-	4,075	-	4,075
Net change in prior service cost or credit and
net actuarial loss on retirement plans, net of tax	-	-	-	-	753	-	753
Total comprehensive income (loss)	-	-	-	(6,280)	4,828	-	(1,452)
Common stock dividends, $.01 per share	-	-	-	(976)	-	-	(976)
Preferred stock dividend and discount accretion	317	-	-	(4,067)	-	-	(3,750)
Common stock issued to dividend reinvestment plan	-	5	49	-	-	-	49
Employee incentive plan common stock activity	-	-	1,296	-	-	-	1,296
Director compensation plan common stock activity	-	8	9	-	-	-	9
Balance at March 31, 2010	$295,291	96,460	$621,192	$779,158	$(6,704)	$(12,697)	$1,676,240

Balance at December 31, 2010	$296,242	96,642	$623,347	$628,546	$(11,104)	$(12,697)	$1,524,334
Comprehensive income:
Net income	-	-	-	17,155	-	-	17,155
Other comprehensive income:
Unrealized net holding gain on securities,
net of reclassifications and tax	-	-	-	-	218	-	218
Net change in prior service cost or credit and
net actuarial loss on retirement plans, net of tax	-	-	-	-	380	-	380
Total comprehensive income	-	-	-	17,155	598	-	17,753
Common stock dividends, $.01 per share	-	-	-	(980)	-	-	(980)
Preferred stock dividend and discount accretion	317	-	-	(4,067)	-	-	(3,750)
Common stock issued to dividend reinvestment plan	-	3	42	-	-	-	42
Employee incentive plan common stock activity	-	-	1,208	-	-	-	1,208
Director compensation plan common stock activity	-	9	6	-	-	-	6
Balance at March 31, 2011	$296,559	96,654	$624,603	$640,654	$(10,506)	$(12,697)	$1,538,613

The accompanying notes are an integral part of these financial statements.

WHITNEY HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended
	March 31
(dollars in thousands)	2011	2010
OPERATING ACTIVITIES
Net income (loss)	$17,155	$(6,280)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of bank premises and equipment	6,024	5,222
Amortization of purchased intangibles	946	1,495
Share-based compensation earned	1,206	1,293
Premium amortization and discount accretion on securities, net	2,424	760
Provision for credit losses and losses on foreclosed assets and loans held for sale	6,870	40,588
Net (gains) losses on asset dispositions	(4,024)	263
Deferred tax expense (benefit)	6,005	(3,844)
Net decrease in loans originated and held for sale	28,526	10,803
Net (increase) decrease in interest and other income receivable and prepaid expenses	27,189	(732)
Net increase (decrease) in interest payable and accrued income taxes and expenses	(11,039)	2,726
Other, net	(1,163)	(1,004)
Net cash provided by operating activities	80,119	51,290
INVESTING ACTIVITIES
Proceeds from maturities of investment securities available for sale	141,802	144,516
Purchases of investment securities available for sale	(183,972)	(136,319)
Proceeds from maturities of investment securities held to maturity	14,270	10,265
Purchases of investment securities held to maturity	(50,379)	-
Net decrease in loans	226,488	275,890
Proceeds from sales and other dispositions of loans reclassified as held for sale	100,459	-
Net (increase) decrease in federal funds sold and short-term investments	12,960	(44,286)
Proceeds from sales of foreclosed assets and surplus property	10,170	7,273
Purchases of bank premises and equipment	(6,209)	(8,053)
Other, net	9,213	(1,238)
Net cash provided by investing activities	274,802	248,048
FINANCING ACTIVITIES
Net decrease in transaction account and savings account deposits	(156,062)	(168,790)
Net decrease in time deposits	(65,521)	(19,116)
Net decrease in short-term borrowings	(74,864)	(124,262)
Proceeds from issuance of long-term debt	55	77
Repayment of long-term debt	(12)	(11)
Proceeds from issuance of common stock	42	49
Purchases of common stock	(2)	-
Cash dividends on common stock	(946)	(973)
Cash dividends on preferred stock	(3,750)	(3,750)
Other, net	4	3
Net cash used in financing activities	(301,056)	(316,773)
Increase (decrease) in cash and cash equivalents	53,865	(17,435)
Cash and cash equivalents at beginning of period	210,368	216,347
Cash and cash equivalents at end of period	$264,233	$198,912

Cash received during the period for:
Interest income	$110,512	$119,224

Cash paid (refund received) during the period for:
Interest expense	$9,011	$13,541
Income taxes	(26,780)	-

Noncash investing activities:
Foreclosed assets received in settlement of loans	$5,448	$18,362

The accompanying notes are an integral part of these financial statements.

WHITNEY HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1
BASIS OF PRESENTATION
The consolidated financial statements include the accounts of Whitney Holding Corporation and its subsidiaries (the Company or Whitney).  The Company’s principal subsidiary is Whitney National Bank (the Bank), which represents virtually all of the Company’s operations and net income.  All significant intercompany balances and transactions have been eliminated.
In preparing the consolidated financial statements, the Company is required to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  Actual results could differ from those estimates.  The consolidated financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of Whitney’s financial condition, results of operations, changes in shareholders’ equity and cash flows for the interim periods presented.  These adjustments are of a normal recurring nature and include appropriate estimated provisions.
Pursuant to the rules and regulations of the Securities and Exchange Commission (SEC), some financial information and disclosures have been condensed or omitted in preparing the consolidated financial statements presented in this quarterly report on Form 10-Q.  These financial statements should be read in conjunction with the Company’s annual report on Form 10-K for the year ended December 31, 2010, as amended.  Financial information reported in these financial statements is not necessarily indicative of the Company’s financial condition, results of operations or cash flows of any other interim or annual periods.

NOTE 2
PROPOSED MERGER WITH HANCOCK HOLDING COMPANY
On December 22, 2010, Whitney and Hancock Holding Company (Hancock) announced a strategic business combination in which Whitney will merge with and into Hancock.  If the merger is completed, holders of Whitney common stock will receive .418 of a share of Hancock common stock in exchange for each share of Whitney common stock held immediately prior to the merger, subject to the payment of cash in lieu of fractional shares.  On April 29, 2011, the shareholders of both Whitney and Hancock voted to approve the merger agreement.  Consummation of the merger is contingent upon regulatory approvals and other closing conditions.

NOTE 3
INVESTMENT SECURITIES
Summary information about securities available for sale and securities held to maturity follows.  Mortgage-backed securities are issued or guaranteed by U.S. government agencies and substantially all are backed by residential mortgage loans.

	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value
Securities Available for Sale
March 31, 2011
Mortgage-backed securities	$1,897,847	$43,028	$7,836	$1,933,039
U. S. agency securities	18,566	-	216	18,350
Obligations of states and political subdivisions	4,261	224	-	4,485
Other securities	53,037	-	-	53,037
Total	$1,973,711	$43,252	$8,052	$2,008,911
December 31, 2010
Mortgage-backed securities	$1,861,026	$43,869	$8,946	$1,895,949
U. S. agency securities	18,633	-	285	18,348
Obligations of states and political subdivisions	4,895	230	3	5,122
Other securities	48,826	-	-	48,826
Total	$1,933,380	$44,099	$9,234	$1,968,245
Securities Held to Maturity
March 31, 2011
Mortgage-backed securities	$433,839	$41	$4,202	$429,678
Obligations of states and political subdivisions	143,042	4,027	84	146,985
Corporate debt securities	100,000	-	1,430	98,570
Total	$676,881	$4,068	$5,716	$675,233
December 31, 2010
Mortgage-backed securities	$395,177	$-	$5,482	$389,695
Obligations of states and political subdivisions	146,180	4,029	255	149,954
Corporate debt securities	100,000	-	1,454	98,546
Total	$641,357	$4,029	$7,191	$638,195

The following summarizes securities with unrealized losses at March 31, 2011 and December 31, 2010 by the period over which the security’s fair value had been continuously less than its amortized cost as of each date.

March 31, 2011	Less than 12 Months		12 Months or Longer
	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Losses	Value	Losses
Securities Available for Sale
Mortgage-backed securities	$471,848	$7,836	$-	$-
U.S. agency securities	18,350	216	-	-
Total	$490,198	$8,052	$-	$-
Securities Held to Maturity
Mortgage-backed securities	$391,730	$4,202	$-	$-
Obligations of states and political subdivisions	4,294	84	-	-
Corporate debt securities	98,570	1,430	-	-
Total	$494,594	$5,716	$-	$-

December 31, 2010	Less than 12 Months		12 Months or Longer
	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Losses	Value	Losses
Securities Available for Sale
Mortgage-backed securities	$409,483	$8,946	$-	$-
U.S. agency securities	18,348	285	-	-
Obligations of states and political subdivisions	300	2	206	1
Total	$428,131	$9,233	$206	$1
Securities Held to Maturity
Mortgage-backed securities	$389,696	$5,482	$-	$-
Obligations of states and political subdivisions	6,187	255	-	-
Corporate debt securities	83,546	1,454	-	-
Total	$479,429	$7,191	$-	$-

Management evaluates whether unrealized losses on securities represent impairment that is other than temporary.  If such impairment is identified, the carrying amount of the security is reduced with a charge to operations or other comprehensive income.  In making this evaluation, management first considers the reasons for the indicated impairment.  These could include changes in market rates relative to those available when the security was acquired, changes in market expectations about the timing of cash flows from securities that can be prepaid, and changes in the market’s perception of the issuer’s financial health and the security’s credit quality.  Management then considers the likelihood of a recovery in fair value sufficient to eliminate the indicated impairment and the length of time over which an anticipated recovery would occur, which could extend to the security’s maturity.  Finally, management determines whether there is both the ability and the intent to hold the impaired security until an anticipated recovery, in which case the impairment would be considered temporary.  In making this assessment, management considers whether the security continues to be a suitable holding from the perspective of the Company’s overall portfolio and asset/liability management strategies and whether there are other circumstances that would more likely than not require the sale of the security.

Substantially all the unrealized losses at March 31, 2011 resulted from increases in market interest rates over the yields available at the time the underlying securities were purchased.  Management identified no impairment related to credit quality.  In all cases, the indicated impairment would be recovered by the security’s maturity or repricing date or possibly earlier if the market price for the security increases with a reduction in the yield required by the market.  At March 31, 2011, management had both the intent and ability to hold these securities until the market-based impairment is recovered.
The following table shows the amortized cost and estimated fair value of debt securities available for sale and held to maturity grouped by contractual maturity as of March 31, 2011.  Debt securities with scheduled repayments, such as mortgage-backed securities, are presented in separate totals.  The expected maturity of a security, in particular certain U.S. agency securities and obligations of states and political subdivisions, may differ from its contractual maturity because of the exercise of call options.

	Amortized	Fair
(in thousands)	Cost	Value
Securities Available for Sale
Within one year	$749	$756
One to five years	6,208	6,354
Five to ten years	19,620	19,475
After ten years	-	-
Debt securities with single maturities	26,577	26,585
Mortgage-backed securities	1,897,847	1,933,039
Total debt securities	$1,924,424	$1,959,624
Securities Held to Maturity
Within one year	$15,377	$15,487
One to five years	161,217	161,795
Five to ten years	46,714	48,056
After ten years	19,734	20,217
Debt securities with single maturities	243,042	245,555
Mortgage-backed securities	433,839	429,678
Total debt securities	$676,881	$675,233

Securities with carrying values of $1.17 billion at March 31, 2011 and $1.42 billion at December 31, 2010 were sold under repurchase agreements, pledged to secure public deposits or pledged for other purposes.

NOTE 4
LOANS HELD FOR SALE
Loans held for sale consisted of the following.

	March 31	December 31
(in thousands)	2011	2010
Residential mortgage loans originated for sale	$11,780	$40,306
Nonperforming loans reclassified as held for sale	57,219	158,045
Total loans held for sale	$68,999	$198,351

Residential mortgage loans originated for sale are carried at the lower of either cost or estimated fair value.  Substantially all of these loans are originated under individual purchase commitments from investors.
During the fourth quarter of 2010, the Bank implemented a strategy to accelerate the disposition of problem assets and, as a result, reclassified approximately $303 million of nonperforming loans as held for sale.  The Bank recorded $139 million of charge-offs in the fourth quarter of 2010 to record these loans at the lower of cost or estimated fair value.  In January 2011, the Company closed on a bulk sale of $83 million in carrying value of nonperforming loans held for sale in addition to various individual sales and other dispositions.  No additional nonperforming loans were reclassified as held for sale during the first quarter of 2011.

NOTE 5
LOANS
The composition of the Company’s loan portfolio follows.

	March 31 December 31
(in thousands)	2011		2010
Commercial & industrial	$2,644,404	38%	$2,789,193	38%
Owner-occupied real estate	1,061,905	15	1,003,162	14
Total commercial & industrial	3,706,309	53	3,792,355	52
Construction, land & land development	879,590	13	945,896	13
Other commercial real estate	1,016,812	14	1,122,950	16
Total commercial real estate	1,896,402	27	2,068,846	29
Residential mortgage	978,793	14	952,847	13
Consumer	411,849	6	420,678	6
Total	$6,993,353	100%	$7,234,726	100%

NOTE 6
CREDIT RISK MANAGEMENT, ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR LOSSES ON UNFUNDED CREDIT COMMITMENTS, AND CREDIT QUALITY INDICATORS

Credit Risk Management
Whitney manages credit risk mainly through adherence to underwriting and loan administration standards established by the Bank’s Credit Policy Committee and through the efforts of the credit administration function to ensure consistent application and monitoring of standards throughout the Company.  Written credit policies define underwriting criteria, concentration guidelines, and lending approval processes that cover individual authority as well as the involvement of senior and regional credit officers and the senior loan committee.  The senior loan committee includes select commercial lending executives, senior officers in Credit Administration, the Chief Credit Officer, the President and the Chief Executive Officer.
Commercial and industrial (C&I) credits and commercial real estate (CRE) loans are underwritten principally based upon cash flow coverage, but additional support is regularly obtained through collateralization and guarantees.  C&I loans are typically relationship-based rather than transaction-driven.  Loan concentrations are monitored monthly by management and the Board of Directors.  Consumer loans, including most residential mortgages and other consumer borrowings, are centrally underwritten with reference to the customer’s debt capacity and with the support of automated credit scoring tools, including appropriate secondary review procedures.
Lending officers are primarily responsible for ongoing monitoring and the assignment of risk ratings to individual loans based on established guidelines.  An independent credit review function, which reports to the Audit Committee of the Board of Directors, assesses the accuracy of officer ratings and the timeliness of rating changes and performs reviews of the underwriting processes.  Once a problem relationship over a certain size threshold is identified, a monthly watch committee process is initiated.  The watch committee, composed of senior lending and credit administration management as well as the Chief Executive Officer and Chief Risk Officer, must approve any substantive changes to identified problem credits and will assign relationships to a special credits department when appropriate.

Allowance for Loan Losses and Reserve for Losses on Unfunded Commitments
Management’s evaluation of credit risk in the loan portfolio is reflected in the estimate of probable losses inherent in the portfolio that is reported in the Company’s financial statements as the allowance for loan losses.  Changes in this evaluation over time are reflected in the provision for credit losses charged to expense.  As actual loan losses are incurred, they are charged against the allowance.  Subsequent recoveries are added back to the allowance when collected.  The methodology for determining the allowance involves significant judgment, and important factors that influence this judgment are re-evaluated by management quarterly to respond to changing conditions.

A summary analysis of changes in the allowance for loan losses by loan portfolio class follows.  Information on loan balances excludes loans reclassified as held for sale (see Note 4).

	Commercial	Commercial	Residential
(in thousands)	& Industrial	Real Estate	Mortgage	Consumer	Unallocated	Total
Three months ended March 31, 2011
Beginning allowance	$73,656	$103,172	$20,833	$14,182	$5,000	$216,843
Provision for credit losses	10,900	(11,617)	4,007	1,710	(5,000)	-
Loans charged off	(4,392)	(6,994)	(3,062)	(1,659)	-	(16,107)
Recoveries	4,308	8,451	415	276	-	13,450
Net (charge-offs) recoveries	(84)	1,457	(2,647)	(1,383)	-	(2,657)
Ending allowance	$84,472	$93,012	$22,193	$14,509	$-	$214,186

Allowance at end of period:
Loans individually evaluated
for impairment	$1,432	$1,162	$905	$-		$3,499
Loans collectively evaluated
for impairment	83,040	91,850	21,288	14,509		210,687

Loans at end of period:
Loans individually evaluated
for impairment	$31,611	$56,985	$9,974	$337		$98,907
Loans collectively evaluated
for impairment	3,674,698	1,839,417	968,819	411,512		6,894,446
Total loans	$3,706,309	$1,896,402	$978,793	$411,849		$6,993,353
Three months ended March 31, 2010
Beginning allowance	$71,971	$113,829	$27,550	$10,321	$-	$223,671
Provision for credit losses	6,617	22,414	4,727	3,542	-	37,300
Loans charged off	(13,136)	(21,218)	(4,129)	(1,504)	-	(39,987)
Recoveries	1,252	1,186	253	215	-	2,906
Net charge-offs	(11,884)	(20,032)	(3,876)	(1,289)	-	(37,081)
Ending allowance	$66,704	$116,211	$28,401	$12,574	$-	$223,890

Allowance at end of period:
Loans individually evaluated
for impairment	$9,352	$33,691	$4,252	$392		$47,687
Loans collectively evaluated
for impairment	57,352	82,520	24,149	12,182		176,203

Loans at end of period:
Loans individually evaluated
for impairment	$60,933	$262,103	$38,606	$1,295		$362,937
Loans collectively evaluated
for impairment	3,877,464	2,433,832	976,376	422,889		7,710,561
Total loans	$3,938,397	$2,695,935	$1,014,982	$424,184		$8,073,498

The process for determining the recorded allowance involves three key elements: (1) establishing specific allowances as needed for loans evaluated for impairment; (2) developing loss factors based on historical loss experience for nonimpaired commercial loans grouped by geography, loan product type and internal risk rating and for homogeneous groups of residential and consumer loans; and (3) determining appropriate adjustments to historical loss factors based on management’s assessment of current economic conditions and other qualitative risk factors both internal and external to the Company.
The historical loss factors for commercial loans are determined with reference to the results of migration analysis, which analyzes the charge-off experience over time for loans within each grouping.  The historical loss factors for homogeneous loan groups are based on average historical charge-off information.  Management adjusts historical loss factors based on its assessment of whether current conditions, both internal and external, would be adequately reflected in these factors.  Internally, management must consider such matters as whether trends have been identified in the quality of underwriting and loan administration as well as in the timely identification of credit quality issues.  Management also monitors shifts in portfolio concentrations and other changes in portfolio characteristics that indicate levels of risk not fully captured in the loss factors.  External factors include local and national economic trends, as well as changes in the economic fundamentals of specific industries that are well-represented in Whitney’s customer base.  Applying the adjusted loss factors to the corresponding loan groups yields an allowance that represents management’s best estimate of probable losses.  Management has established policies and procedures to help ensure a consistent approach to this inherently judgmental process.
A loan is considered impaired when it is probable that all contractual amounts will not be collected as they come due.  Specific allowances are determined for impaired loans based on the present value of expected future cash flows discounted at the loan’s contractual interest rate, the fair value of the collateral if the loan is collateral dependent, or, when available, the loan’s observable market price.  As an administrative matter, this process is applied only to impaired loans or relationships in excess of $1 million.  The most probable source of repayment for the majority of the Company’s impaired loans at March 31, 2011 and December 31, 2010 was from liquidation of the underlying real estate collateral, and such loans have been deemed to be collateral dependent.
Third-party property appraisals are obtained prior to the origination of loans secured by real estate.  Updated appraisals are obtained when certain events occur, such as the refinancing of the loan, the renewal of the loan or if the credit quality of the loan deteriorates.  Changes in collateral value can affect a loan’s risk rating or its impairment evaluation and thereby impact the allowance for credit losses.  Whitney’s policy is to recognize a loan charge-off promptly when the collection of the loan is sufficiently questionable based on the current assessment of the present and future cash flow potential available to liquidate the debt.  The Bank generally uses a third-party appraisal when assessing collateral value for the purpose of determining the need for and amount of a charge-off.  At foreclosure, a new appraisal is obtained and the foreclosed property is recorded at the new valuation less estimated selling costs.
The type of valuation methodology used to support the value of the collateral is based on property-specific facts and circumstances, including the nature of the real estate and the disposition strategy being employed.  In all cases, an “as-is” value is determined; however, other valuation methodologies may also be used.  For example, “upon completion” value or “upon stabilization” value may be used when a borrower has funds available to complete construction of a project, whereas an “as-is” value would be used for partially developed property for which a borrower has insufficient funds to complete the project.  “As-is” values are generally used for nonperforming and impaired loans.  Retail value may be used for a completed single-family home, but a discounted retail valuation would be used for a multi-lot subdivision with sales extending over a period of time.  Appraisals representing a bulk sale of multiple parcels or condominiums that reflect a discount may be used when individual retail sales are not anticipated in the near term.
While appraisals are obtained annually for problem credits, Whitney monitors factors that can positively or negatively impact property values until updated appraisals are received, such as the date of the last valuation, the volatility of property values in specific markets, changes in the value of similar properties and changes in the characteristics of individual properties.  As property values declined in recent years, especially for real estate serving as collateral for land, land development and construction loans in some of Whitney’s market areas, appraisals have generally been discounted for impairment analysis purposes based on how recently the appraisal was completed.  In determining the discounts applied, Whitney considered market-based information, including actual changes in real property values indicated by new appraisals received on loan collateral and on real property obtained through foreclosure, market intelligence obtained by lending officers and foreclosed property managers and market statistics monitored by credit review personnel.  Appraisals less than six months old were discounted 10%, primarily reflecting estimated selling costs.  A 20% discount was applied to appraisals greater than six months old but less than one year old.  These discounts were consistently applied to properties in Whitney’s Florida and Alabama markets, but were reduced for certain properties in other markets based on property-specific circumstances.
The monitoring of credit risk also extends to unfunded credit commitments, such as unused commercial credit lines and letters of credit, and management establishes reserves as needed for its estimate of probable losses on such commitments.
A summary analysis of changes in the reserve for losses on unfunded credit commitments follows.  The reserve is reported with accrued expenses and other liabilities in the consolidated balance sheets.
	Three Months Ended
	March 31
(in thousands)	2011	2010
Reserve at beginning of period	$1,600	$2,200
Provision for credit losses	-	200
Reserve at end of period	$1,600	$2,400

Credit Quality Statistics

Past Due and Nonaccrual Loans and Loans Individually Evaluated for Impairment
A loan is considered past due or delinquent when a contractual principal or interest payment is not received by the due date.   The following tables provides an aging of past due loans by class of loan as of March 31, 2011 and December 31, 2010.

March 31, 2011	Past Due						Over 90
	30-59	60-89	Over			Total	days and
(in thousands)	days	days	90 days	Total	Current	Loans	accruing
Commercial & industrial	$4,749	$1,919	$9,148	$15,816	$2,628,588	$2,644,404	$2,483
Owner-occupied real estate	3,344	8,983	15,790	28,117	1,033,788	1,061,905	989
Total commercial & industrial	8,093	10,902	24,938	43,933	3,662,376	3,706,309	3,472
Construction, land &
land development	8,382	3,880	25,904	38,166	841,424	879,590	1,049
Other commercial real estate	5,390	5,825	14,832	26,047	990,765	1,016,812	3,613
Total commercial real estate	13,772	9,705	40,736	64,213	1,832,189	1,896,402	4,662
Residential mortgage	15,714	5,750	18,124	39,588	939,205	978,793	883
Consumer	1,244	709	1,610	3,563	408,286	411,849	1,218
Total	$38,823	$27,066	$85,408	$151,297	$6,842,056	$6,993,353	$10,235

December 31, 2010	Past Due						Over 90
	30-59	60-89	Over			Total	days and
(in thousands)	days	days	90 days	Total	Current	Loans	accruing
Commercial & industrial	$4,474	$3,855	$11,079	$19,408	$2,769,785	$2,789,193	$6,210
Owner-occupied real estate	15,225	7,379	11,280	33,884	969,278	1,003,162	1,798
Total commercial & industrial	19,699	11,234	22,359	53,292	3,739,063	3,792,355	8,008
Construction, land &
land development	5,249	2,243	24,326	31,818	914,078	945,896	1,635
Other commercial real estate	12,729	3,792	5,255	21,776	1,101,174	1,122,950	1,016
Total commercial real estate	17,978	6,035	29,581	53,594	2,015,252	2,068,846	2,651
Residential mortgage	14,568	9,342	17,260	41,170	911,677	952,847	1,282
Consumer	2,078	769	2,523	5,370	415,308	420,678	2,342
Total	$54,323	$27,380	$71,723	$153,426	$7,081,300	$7,234,726	$14,283

The Company stops accruing interest on a loan when the borrower’s ability to meet contractual payments is in doubt.  For commercial and real estate loans, a loan is placed on nonaccrual status generally when it is ninety days past due as to principal or interest and the loan is not otherwise both well secured and in the process of collection.  A loan may, however, be placed on nonaccrual status regardless of its past due status.  A loan on nonaccrual status may be reinstated to accrual status when full payment of contractual principal and interest is expected and this expectation is supported by current sustained performance.
The totals for loans on nonaccrual status by class of loan were as follows.

	March 31	December 31
(in thousands)	2011	2010
Commercial & industrial	$23,299	$20,859
Owner-occupied real estate	24,760	20,533
Total commercial & industrial	48,059	41,392
Construction, land & land development	54,471	42,631
Other commercial real estate	28,606	18,364
Total commercial real estate	83,077	60,995
Residential mortgage	42,147	36,807
Consumer	1,201	1,325
Total nonaccrual loans	$174,484	$140,519

Information on loans individually evaluated for possible impairment loss at March 31, 2011 and December 31, 2010 follows.  Substantially all of the impaired loans summarized below are included in the nonaccrual loan totals presented above.  No interest has been recognized on impaired loans in nonaccrual status.  The recorded investment in impaired loans at March 31, 2011 also included $7.2 million for a loan in accrual status that had been subject to a troubled debt restructuring.  The interest recognized on this loan during the first quarter of 2011 was insignificant.  Overall, the total for restructured troubled loans held for investment was not material at either March 31, 2011 or December 30, 2010.

	Unpaid	Recorded	Recorded
	Contractual	Investment	Investment	Total
	Principal	with no	with an	Recorded	Related
(in thousands)	Balance	Allowance	Allowance	Investment	Allowance
March 31, 2011
Commercial & industrial	$12,675	$8,176	$4,499	$12,675	$1,432
Owner-occupied real estate	18,936	10,324	8,612	18,936	-
Total commercial & industrial	31,611	18,500	13,111	31,611	1,432
Construction, land &
land development	40,916	30,022	4,909	34,931	473
Other commercial real estate	26,535	19,754	2,300	22,054	689
Total commercial real estate	67,451	49,776	7,209	56,985	1,162
Residential mortgage	10,135	6,225	3,749	9,974	905
Consumer	734	337	-	337	-
Total	$109,931	$74,838	$24,069	$98,907	$3,499
December 31, 2010
Commercial & industrial	$10,027	$9,682	$345	$10,027	$25
Owner-occupied real estate	11,435	9,299	2,136	11,435	128
Total commercial & industrial	21,462	18,981	2,481	21,462	153
Construction, land &
land development	27,112	15,524	6,874	22,398	824
Other commercial real estate	19,735	12,442	1,829	14,271	817
Total commercial real estate	46,847	27,966	8,703	36,669	1,641
Residential mortgage	5,300	4,555	-	4,555	-
Consumer	645	429	-	429	-
Total	$74,254	$51,931	$11,184	$63,115	$1,794

The average recorded investment in loans individually evaluated for impairment loss for the three months ended March 31, 2011 and 2010 was as follows.

	Three Months Ended
	March 31
(in thousands)	2011	2010
Commercial & industrial	$11,351	$29,966
Owner-occupied real estate	15,185	33,840
Total commercial & industrial	26,536	63,806
Construction, land &
land development	28,664	169,567
Other commercial real estate	18,163	81,154
Total commercial real estate	46,827	250,721
Residential mortgage	7,265	38,307
Consumer	383	1,132
Total	$81,011	$353,966

Credit Quality Indicators
As part of the credit risk management process, management monitors trends in certain credit quality indicators with primary emphasis on risk rating grades for C&I and CRE loans, and loan delinquencies for residential mortgage and consumer loans (see above for details).
The risk rating system is utilized to monitor borrower and portfolio quality trends and provides a basis for aggregating loans to analyze historical losses in calculating the allowance for loan losses.  The rating reflects the level of risk posed by both the borrower’s expected performance and the transaction’s structure.  All C&I and CRE loans are assigned a risk rating at loan inception and renewal, the occurrence of any significant event or at least annually.  A description of the general characteristics of the Company’s risk rating grades is as follows:

•
Pass credits – These ratings range from high quality credits to marginal credits.  High quality credits include loans to borrowers with investment grade corporate debt ratings, loans collateralized by liquid assets and loans with above average credit risk exhibiting debt service coverage well above policy criteria.  Most of the Company’s C&I and CRE loans are rated satisfactory and have acceptable credit quality with debt capacity or debt service coverage that meets policy criteria and covenants and collateral that provide adequate protection from loss.  Marginal credits may exhibit positive debt capacity or debt service coverage that are below loan policy criteria or are subject to fluctuations due to cyclical economic factors.

•
Special Mention credits – This rating is used for loans that have potential weaknesses that may result in loss if uncorrected.  For example, borrowers may be experiencing negative operating trends due to adverse economic or market conditions.  While loans in this category pose a higher risk of default than pass credits, default is not imminent.

•
Classified credits – This category includes substandard, doubtful and loss rated loans.  Substandard loans have well-defined weaknesses that will likely result in loss if not corrected.  Borrowers may have currently unprofitable operations, inadequate debt service coverage, inadequate liquidity or marginal capitalization.  Repayment may depend on collateral or other secondary sources. Full collection of principal and interest for some substandard loans may be in doubt and such loans are placed on nonaccrual status.  Doubtful loans have all the weaknesses inherent in substandard loans and their full collection is highly questionable and improbable.  Loss credits are loans that have been determined to be uncollectible.  Both doubtful and loss loans are placed on nonaccrual status.

The following table summarizes C&I and CRE loans by risk rating at March 31, 2011 and December 31, 2010.

	Commercial &		Owner-occupied		Construction, Land &		Other Commercial
	Industrial		Real Estate		Land Development		Real Estate
	March 31	December 31	March 31	December 31	March 31	December 31	March 31	December 31
(in thousands)	2011	2010	2011	2010	2011	2010	2011	2010
Pass	$2,367,333	$2,510,851	$902,905	$834,587	$549,648	$615,803	$774,024	$869,113
Special Mention	62,528	79,432	13,975	32,211	52,292	57,980	107,521	105,544
Substandard	211,214	196,535	144,324	135,368	276,617	270,340	134,451	148,139
Doubtful	3,329	2,375	701	996	1,033	1,773	816	154
Total	$2,644,404	$2,789,193	$1,061,905	$1,003,162	$879,590	$945,896	$1,016,812	$1,122,950

NOTE 7
DEPOSITS
The composition of deposits was as follows.

	March 31	December 31
(in thousands)	2011	2010
Noninterest-bearing demand deposits	$3,625,043	$3,523,518
Interest-bearing deposits:
NOW account deposits	1,162,885	1,309,738
Money market deposits	1,786,266	1,913,224
Savings deposits	919,526	903,302
Other time deposits	648,847	689,301
Time deposits $100,000 and over	1,039,253	1,064,320
Total interest-bearing deposits	5,556,777	5,879,885
Total deposits	$9,181,820	$9,403,403

Time deposits of $100,000 or more include balances in treasury-management deposit products for commercial and certain other larger deposit customers.  Balances maintained in such products totaled $227 million at March 31, 2011 and $188 million at December 31, 2010.  Most of these deposits mature on a daily basis.

NOTE 8
SHORT-TERM BORROWINGS
Short-term borrowings consisted of the following.

	March 31	December 31
(in thousands)	2011	2010
Securities sold under agreements to repurchase	$445,149	$523,324
Federal funds purchased	16,579	13,968
Treasury Investment Program	6,900	6,200
Total short-term borrowings	$468,628	$543,492

The Bank borrows funds on a secured basis by selling securities under agreements to repurchase, mainly in connection with treasury-management services offered to its deposit customers.  Repurchase agreements generally mature daily.
Federal funds purchased are unsecured borrowings from other banks, generally on an overnight basis.
Under the Treasury Investment Program, temporary excess U.S. Treasury receipts are loaned to participating financial institutions at 25 basis points under the federal funds rate.  Repayment of these borrowed funds can be demanded at any time, and the Bank pledges securities as collateral.
From time to time, the Bank uses advances from the Federal Home Loan Bank (FHLB) as an additional source of short-term funds, although no advances were outstanding at March 31, 2011 or December 31, 2010.  FHLB advances are secured by a blanket lien on Bank loans secured by real estate.

NOTE 9
OTHER ASSETS AND ACCRUED EXPENSES AND OTHER LIABILITIES
The more significant components of other assets and accrued expenses and other liabilities were as follows.

	March 31	December 31
(in thousands)	2011	2010
Other Assets
Cash surrender value of life insurance	$182,172	$180,329
Net deferred income tax asset	144,112	150,199
Foreclosed assets and surplus property	78,155	87,696
Prepaid FDIC insurance assessments	44,553	49,360
Recoverable income taxes	29,047	55,827
Prepaid pension asset	15,949	14,609
Other prepaid expenses	14,151	10,393
Low-income housing tax credit fund investments	6,192	6,822
Miscellaneous investments, receivables and other assets	45,853	55,795
Total other assets	$560,184	$611,030
Accrued Expenses and Other Liabilities
Accrued taxes and other expenses	$20,504	$30,302
Dividend payable	883	850
Liability for pension benefits	14,549	14,465
Liability for postretirement benefits other than pensions	15,705	15,819
Reserve for losses on unfunded credit commitments	1,600	1,600
Reserve for losses on loan repurchase obligations	250	1,750
Miscellaneous payables, deferred income and other liabilities	23,538	33,471
Total accrued expenses and other liabilities	$77,029	$98,257

See Note 17 for a discussion of the Company’s process for evaluating the realizability of deferred tax assets.  The reserve for losses on mortgage loan repurchase obligations is discussed in Note 15.
Life insurance policies purchased under a bank-owned life insurance program are carried at their cash surrender value, which represents the amount that could be realized as of the reporting date.  Earnings on these policies are reported in noninterest income and are not taxable.
The total for miscellaneous investments, receivables and other assets at March 31, 2011 and December 31, 2010 included approximately $7 million and $17 million, respectively, of investments in auction rate securities (ARS), which are investment grade securities with underlying holdings of municipal securities.  The ARS were purchased at par from brokerage customers to provide a source of liquidity.  Disruptions in the broader credit markets led to failed auctions in the ARS market and a resulting period of illiquidity.  While management believes the ARS will be redeemed at par, the actual timing of redemptions is uncertain.  These investments are carried at their estimated fair values.

NOTE 10
OTHER NONINTEREST INCOME
The components of other noninterest income were as follows.

	Three Months Ended
	March 31
(in thousands)	2011	2010
Investment services income	$1,719	$1,540
Credit-related fees	1,877	1,685
ATM fees	1,184	1,128
Other fees and charges	1,083	1,279
Earnings from bank-owned life insurance program	1,707	1,629
Other operating income	1,348	1,458
Net gains on sales and other revenue from foreclosed assets	2,070	588
Net gains (losses) on disposals of surplus property	(2)	(6)
Total	$10,986	$9,301

NOTE 11
OTHER NONINTEREST EXPENSE
The components of other noninterest expense were as follows.

	Three Months Ended
	March 31
(in thousands)	2011	2010
Security and other outsourced services	$4,915	$4,767
Bank card processing services	1,847	1,540
Advertising and promotion	1,274	1,571
Operating supplies	931	838
Loss on mortgage loan repurchase obligations	-	4,500
Valuation losses on loans held for sale, net gains on sales	(1,504)	-
Miscellaneous operating losses	411	257
Other operating expenses	5,892	5,815
Total	$13,766	$19,288

The loss on mortgage loan repurchase obligations is discussed below in Note 15.

NOTE 12
EMPLOYEE RETIREMENT BENEFIT PLANS
Retirement Income Plans
Whitney has a noncontributory qualified defined-benefit pension plan.  In 2008, the qualified plan was amended (a) to limit eligibility to those employees who were employed on December 31, 2008 and (b) to freeze benefit accruals for all participants other than those who were fully vested and whose age and years of benefit service combined equaled at least fifty as of December 31, 2008.  Whitney also has an unfunded nonqualified defined-benefit pension plan that provides retirement benefits to designated executive officers.
The Company has contributed $2.1 million to the qualified plan in 2011 through the end of the first quarter and, based on currently available information, anticipates making no additional contributions for the remainder of the year.

The components of net periodic pension expense were as follows for the combined qualified and nonqualified plans.

	Three Months Ended
	March 31
(in thousands)	2011	2010
Service cost for benefits in period	$2,182	$1,789
Interest cost on benefit obligation	3,031	3,064
Expected return on plan assets	(4,135)	(3,244)
Amortization of:
Net actuarial loss	704	1,061
Prior service cost	78	80
Net periodic pension expense	$1,860	$2,750

The actuarial gains or losses and prior service costs or credits with respect to a retirement benefit plan that arise in a period but are not immediately recognized as components of net periodic pension expense are recognized, net of tax, as a component of other comprehensive income.  The amounts included in accumulated other comprehensive income are adjusted as they are recognized as components of net periodic pension expense in subsequent periods.

Health and Welfare Plans
Whitney has offered health care and life insurance benefit plans for retirees and their eligible dependents.  The Company funds its obligations under these plans as contractual payments come due to health care organizations and insurance companies.  Currently, these plans restrict eligibility for postretirement health benefits to retirees already receiving benefits as of the plan amendments in 2007 and to those active participants who were eligible to receive benefits as of December 31, 2007.  Life insurance benefits are currently only available to employees who retired before December 31, 2007.  The net periodic expense for postretirement benefits was immaterial in both 2011 and 2010.

NOTE 13
SHARE-BASED COMPENSATION
Whitney maintains incentive compensation plans that incorporate share-based compensation.  The plans for both employees and directors have been approved by the Company’s shareholders.  Descriptions of these plans, including the terms of awards and the number of Whitney shares authorized for issuance, were included in Note 16 to the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2010.  No share-based compensation awards were made during the first quarter of 2011.
The Company recognized share-based compensation expense of $1.2 million ($.8 million after-tax) in the first quarter of 2011 and $1.3 million ($.8 million after-tax) in the first quarter of 2010.

NOTE 14
GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill is tested for impairment at least annually.  The impairment test compares the estimated fair value of a reporting unit with its net book value.  Whitney has assigned all goodwill to one reporting unit that represents the overall banking operations.  The fair value of the reporting unit is based on valuation techniques that market participants would use in the acquisition of the whole unit, such as estimated discounted cash flows, the quoted market price of Whitney’s common stock including an estimated control premium, and observable average price-to-earnings and price-to-book multiples of our competitors.  No indication of goodwill impairment was identified in the annual assessment as of September 30, 2010 or in an updated assessment as of December 31, 2010.  Additional support for the fair value of the reporting unit was provided by the price indicated in the pending merger with Hancock.

NOTE 15
CONTINGENCIES

Legal Proceedings
The Company and its subsidiaries are parties to various legal proceedings arising in the ordinary course of business.  After reviewing pending and threatened actions with legal counsel, management believes that the ultimate resolution of these actions will not have a material effect on Whitney’s financial condition, results of operations or cash flows.
On January 7, 2011, a purported shareholder of Whitney filed a lawsuit in the Civil District Court for the Parish of Orleans of the State of Louisiana captioned De LaPouyade v. Whitney Holding Corporation, et al., No. 11-189, naming Whitney and members of Whitney’s board of directors as defendants.  This lawsuit is purportedly brought on behalf of a putative class of Whitney’s common shareholders and seeks a declaration that it is properly maintainable as a class action.  The lawsuit alleges that Whitney’s directors breached their fiduciary duties and/or violated Louisiana state law and that Whitney aided and abetted those alleged breaches of fiduciary duty by, among other things, (a) agreeing to consideration that undervalues Whitney, (b) agreeing to deal protection devices that preclude a fair sales process, (c) engaging in self-dealing, and (d) failing to protect against conflicts of interest. Among other relief, the plaintiff seeks to enjoin the merger.  The parties have reached a settlement in principle.
On February 17, 2011, a complaint in intervention was filed by the Louisiana Municipal Police Employees Retirement System (“MPERS”) in the De LaPouyade case.  The MPERS complaint is substantially identical to and seeks to join in the De LaPouyade complaint.  The parties have reached a settlement in principle.
On February 7, 2011, another putative shareholder class action lawsuit, Realistic Partners v. Whitney Holding Corporation, et al., Case No. 2:11-cv-00256, was filed in the United States District Court for the Eastern District of Louisiana against Whitney, members of Whitney’s board of directors, and Hancock asserting violations of Section 14(a) of the Securities Exchange Act of 1934, breach of fiduciary duty under Louisiana state law, and aiding and abetting breach of fiduciary duty by, among other things, (a) making material misstatements or omissions in the proxy statement, (b) agreeing to consideration that undervalues Whitney, (c) agreeing to deal protection devices that preclude a fair sales process, (d) engaging in self-dealing, and (e) failing to protect against conflicts of interest.  Among other relief, the plaintiff seeks to enjoin the merger.  On February 24, 2011, the plaintiff moved for class certification.  The parties have reached a settlement in principle.

On April 11, 2011, another putative shareholder class action lawsuit, Jane Doe v. Whitney Holding Corporation, et al., Case No. 2:11-cv-00794-ILRL-JCW, was filed in the United States District Court for the Eastern District of Louisiana against Whitney, members of Whitney’s board of directors, and the defendants’ insurance carrier asserting breach of fiduciary duty under Louisiana state law by, among other things, (a) agreeing to consideration that undervalues Whitney, (b) agreeing to deal protection devices that preclude a fair sales process, (c) engaging in self-dealing, and (d) failing to protect against conflicts of interest.  Among other relief, the plaintiff seeks to enjoin the merger.  On April 20, 2011, this case was consolidated with the Realistic Partners case.  The parties have reached a settlement in principle.

Reserve for Losses on Mortgage Loan Repurchase Obligations
During 2010, the Company established a $4.5 million reserve for estimated losses on mortgage loan repurchase obligations associated with certain loans that were originated and sold by an acquired entity.  The Bank has received repurchase demands from investors claiming loan defects that are covered by the standard representations and warranties in mortgage loan sale contracts executed by the acquired entity before the date of the acquisition.  In determining the loss reserve estimate, management investigated the investor claims and the nature and cause of the underlying defects and evaluated the potential for additional claims associated with the loan origination and sale activities of the acquired entity.  The Bank has made payments totaling $4.2 million with respect to investor claims through March 31, 2011, leaving an estimated loss reserve of $.3 million at that date. The Bank has incurred no losses stemming from the representations and warranties it makes in its own secondary mortgage market operations and historically has not maintained a loss reserve for repurchase obligations.
The reserve for losses on mortgage loan repurchase obligations is reported with accrued expenses and other liabilities in the consolidated balance sheets and the corresponding expense is reported with other noninterest expense in the consolidated income statements.

Indemnification Obligation
In 2007, Visa completed restructuring transactions that modified the obligation of members of Visa USA, including Whitney, to indemnify Visa against pending and possible settlements of certain litigation matters.  In 2008, Visa completed an initial public offering of its shares and used the proceeds to redeem a portion of Visa USA members’ equity interests and to establish an escrow account that will fund any settlement of the members’ obligations under the indemnification agreement.  Visa has made additional cash contributions to the escrow account subsequent to the initial funding.  Although the Company remains obligated to indemnify Visa for losses in connection with certain litigation matters whose claims exceed amounts set aside in the escrow account, Whitney’s interest in the escrow balance approximates management’s current estimate of the value of the Company’s indemnification obligation.  The amount of offering proceeds and other cash contributions to the escrow account for litigation settlements will reduce the number of shares of Visa stock to which Whitney will ultimately be entitled as a result of the restructuring.

NOTE 16
SHAREHOLDERS’ EQUITY AND REGULATORY MATTERS

Senior Preferred Stock
In December 2008, Whitney issued 300,000 shares of senior preferred stock to the U.S. Department of Treasury (Treasury) under the Capital Purchase Program (CPP) established under the Troubled Asset Relief Program (TARP) that was created as part of the Emergency Economic Stabilization Act of 2008 (EESA).  Treasury also received a ten-year warrant to purchase 2,631,579 shares of Whitney common stock at an exercise price of $17.10 per share.  The aggregate proceeds were $300 million, and the total capital raised qualifies as Tier 1 regulatory capital and can be used in calculating all regulatory capital ratios.
Whitney may not declare or pay dividends on its common stock or, with certain exceptions, repurchase common stock without first having paid all accrued cumulative preferred dividends that are due to Treasury.  For three years from the preferred stock issue date, or until December 19, 2011, the Company also may not increase its common stock dividend rate above a quarterly rate of $.31 per share or repurchase its common shares without Treasury’s consent, unless Treasury has transferred all the preferred shares to third parties or the preferred stock has been redeemed.
Upon consummation of the merger with Hancock, the outstanding warrant issued to the Treasury would be converted into a warrant to purchase Hancock common stock, subject to appropriate adjustments to reflect the merger exchange ratio of .418.

Regulatory Capital Requirements
Measures of regulatory capital are an important tool used by regulators to monitor the financial health of financial institutions.  The primary quantitative measures used by regulators to gauge capital adequacy are the ratio of Tier 1 regulatory capital to average total assets, also known as the leverage ratio, and the ratios of Tier 1 and total regulatory capital to risk-weighted assets.  The regulators define the components and computation of each of these ratios.  The minimum capital ratios for both the Company and the Bank are generally 4% leverage, 4% Tier 1 capital and 8% total capital.
To evaluate capital adequacy, regulators compare an institution’s regulatory capital ratios with their agency guidelines, as well as with the guidelines established as part of the uniform regulatory framework for prompt corrective supervisory action toward insured institutions.  In reaching an overall conclusion on capital adequacy or assigning an appropriate classification under the uniform framework, regulators must also consider other subjective and quantitative assessments of risk associated with the institution.  Regulators will take certain mandatory as well as possible additional discretionary actions against institutions that they judge to be inadequately capitalized.  These actions could materially impact the institution’s financial position and results of operations.
Under the regulatory framework for prompt corrective action, the capital levels of banks are categorized into one of five classifications ranging from well-capitalized to critically under-capitalized.  For an institution to be eligible to be classified as well-capitalized, its leverage, Tier 1 and total capital ratios must be at least 5%, 6% and 10%, respectively.  If an institution fails to maintain a well-capitalized classification, it will be subject to a series of operating restrictions that increase as the capital condition worsens.

Regulators may, however, set higher capital requirements for an individual institution when particular circumstances warrant.  As a result of operating losses during the difficult operating environment in recent years, the Bank has committed to its primary regulator that it will maintain higher capital ratios with a leverage of at least 8%, a Tier 1 regulatory capital ratio of at least 9%, and a total capital ratio of at least 12%.  As of March 31, 2011, the Bank’s regulatory capital ratios exceeded the requisite capital levels to both satisfy these target minimums and to be eligible to be classified as well-capitalized, with a leverage ratio of 8.65%, a Tier 1 capital ratio of 11.30% and a total capital ratio of 14.35%.
Bank holding companies must also have at least a 6% Tier 1 capital ratio and a 10% total capital ratio to be considered well-capitalized for various regulatory purposes, and the Company satisfied these criteria at March 31, 2011.  As noted above, the capital that was raised through the issuance of preferred stock to Treasury as part of TARP qualifies as Tier 1 regulatory capital and was used in calculating all of the Company’s regulatory capital ratios.

Regulatory Restrictions on Dividends
At March 31, 2011, the Company had approximately $48 million in cash and demand notes from the Bank available to provide liquidity for future dividend payments to its common and preferred shareholders and for other corporate purposes, including making additional capital contributions to the Bank.
Regulatory policy statements provide that generally bank holding companies should only pay dividends out of current operating earnings and that the level of dividends, if any, must be consistent with current and expected capital requirements. The Company must currently obtain regulatory approval before increasing the common dividend rate above the current quarterly level of $.01 per share and must provide prior notice to its primary regulator in advance of declaring dividends on either its common on preferred stock.
Dividends received from the Bank have been the primary source of funds available to the Company for the declaration and payment of dividends to Whitney’s shareholders, both common and preferred.  There are various regulatory and statutory provisions that limit the amount of dividends that the Bank can distribute to the Company.  Because of recent losses in 2010 and 2009, the Bank currently has no capacity to declare dividends to the Company without prior regulatory approval.

NOTE 17
INCOME TAXES
The Company provided for income tax expense at an effective rate of 22.7% for the first quarter of 2011.  For the first quarter of 2010, the Company provided an income tax benefit on the pre-tax loss in that period at an effective rate of 49.1%.  Whitney’s effective tax rates have varied from the 35% federal statutory rate primarily because of tax-exempt interest income and the availability of tax credits.  Interest income from the financing of state and local governments and earnings from the bank-owned life insurance program are the major components of tax-exempt income.  The main source of tax credits has been investments in affordable housing projects and in projects that primarily benefit low-income communities or help the recovery and redevelopment of communities in the Gulf Opportunity Zone.  Tax-exempt income and tax credits tend to increase the effective tax benefit rate from the statutory rate in loss periods and to reduce the effective tax expense rate in profitable periods.  The impact on the effective rate becomes more pronounced as the pre-tax income or loss becomes smaller, leading to lower expense rates and higher tax benefit rates.
As of March 31, 2011, Whitney had $144 million in net deferred tax assets.  Deferred tax assets are subject to an evaluation of whether it is more likely than not that they will be realized.  In making such judgments, significant weight is given to evidence that can be objectively verified.  Although Whitney generated taxable income in the first quarter of 2011, it still had a three-year cumulative taxable loss as of March 31, 2011 and had net operating loss and tax credit carry forwards. This is considered significant negative evidence when assessing the potential realization of a deferred tax asset.  Although realization is not assured, management believes the recorded deferred tax assets are fully recoverable based on the Company’s strong historical taxable income, the taxable income generated in the first quarter of 2011 and the current forecast of taxable income that is sufficient to realize the net deferred tax assets during periods through which losses may be carried forward.  The amount of future taxable income required to support the deferred tax asset in the carry forward period, which is currently 19 years, is approximately $495 million.  If Whitney is unable to demonstrate that it can continue to generate sufficient taxable income in the near future, then the Company may not be able to conclude it is more likely than not that the benefits of the deferred tax assets will be fully realized and may be required to recognize a valuation allowance against its deferred tax assets with a corresponding increase in income tax expense.

NOTE 18
EARNINGS (LOSS) PER COMMON SHARE
The Financial Accounting Standards Board (FASB) has concluded that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the computation of earnings per share using the two-class method.  Whitney has awarded share-based payments that are considered participating securities under this guidance.  The two-class method allocates net income to each class of common stock and participating security according to common dividends declared and participation rights in undistributed earnings.
The components used to calculate basic and diluted earnings (loss) per common share under the two-class method are shown in the following table.  The net loss was not allocated to participating securities because the securities bear no contractual obligation to fund or otherwise share in losses.  Potential common shares consist of employee and director stock options, unvested restricted stock units awarded to employees without dividend rights, and stock warrants issued to Treasury in December 2008.  These potential common shares do not enter into the calculation of diluted earnings per share if the impact would be anti-dilutive, i.e., increase earnings per share or reduce a loss per share.

		Three Months Ended
		March 31
(dollars in thousands, except per share data)		2011	2010
Numerator:
Net income (loss)		$17,155	$(6,280)
Preferred stock dividends		4,067	4,067
Net income (loss) to common shareholders		13,088	(10,347)
Net income allocated to participating securities – basic and diluted		169	-
Net income (loss) allocated to common shareholders – basic and diluted	A	$12,919	$(10,347)
Denominator:
Weighted-average common shares – basic	B	96,728,115	96,534,425
Dilutive potential common shares		-	-
Weighted-average common shares – diluted	C	96,728,115	96,534,425
Earnings (loss) per common share:
Basic	A/B	$.13	$(.11)
Diluted	A/C	.13	(.11)
Weighted-average anti-dilutive potential common shares:
Stock options and restricted stock units		1,855,171	2,114,838
Warrants		2,631,579	2,631,579

NOTE 19
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS AND DERIVATIVES

Off-Balance Sheet Financial Instruments
To meet the financing needs of its customers, the Bank issues financial instruments that represent conditional obligations that are not recognized, wholly or in part, in the consolidated balance sheets.  These financial instruments include commitments to extend credit under loan facilities and guarantees under standby and other letters of credit.  Such instruments expose the Bank to varying degrees of credit and interest rate risk in much the same way as funded loans.
Revolving loan commitments are issued primarily to support commercial activities.  The availability of funds under revolving loan commitments generally depends on whether the borrower continues to meet credit standards established in the underlying contract and has not violated other contractual conditions.  A number of such commitments are used only partially or, in some cases, not at all before they expire.  Nonrevolving loan commitments are issued mainly to provide financing for the acquisition and development or construction of real property, both commercial and residential, although not all are expected to lead to permanent financing by the Bank.  Loan commitments generally have fixed expiration dates and may require payment of a fee.  Credit card and personal credit lines are generally subject to cancellation if the borrower’s credit quality deteriorates, and many lines remain partly or wholly unused.
Substantially all of the letters of credit are standby agreements that obligate the Bank to fulfill a customer’s financial commitments to a third party if the customer is unable to perform.

The Bank issues standby letters of credit primarily to provide credit enhancement to its customers’ other commercial or public financing arrangements and to help them demonstrate financial capacity to vendors of essential goods and services.  Over 90% of the letters of credit outstanding at March 31, 2011 were rated as having average or better credit risk under the Bank’s credit risk rating guidelines.  Approximately half of the total obligations under standby letters of credit outstanding at March 31, 2011 have a term of one year or less.
The Bank’s exposure to credit losses from these financial instruments is represented by their contractual amounts.  The Bank follows its standard credit policies in approving loan facilities and financial guarantees and requires collateral support if warranted.  The required collateral could include cash instruments, marketable securities, accounts receivable, inventory, property, plant and equipment, and income-producing commercial property.  See Note 6 for a summary analysis of changes in the reserve for losses on unfunded credit commitments.
A summary of off-balance-sheet financial instruments follows.

	March 31	December 31
(in thousands)	2011	2010
Loan commitments – revolving	$2,296,687	$2,418,612
Loan commitments – nonrevolving	248,472	229,094
Credit card and personal credit lines	608,800	585,438
Standby and other letters of credit	321,172	336,226

Derivative Financial Instruments
The Bank offers interest rate swap agreements to commercial banking customers seeking to manage their interest rate risk.  For each customer swap agreement, the Bank has entered into an offsetting agreement with an unrelated financial institution.  These derivative financial instruments are carried at fair value, with changes in fair value recorded in current period earnings.  The aggregate notional amounts of both customer interest rate swap agreements and the offsetting agreements were each $168 million at March 31, 2011 and each $146 million at December 31, 2010.  The fair value of these derivatives and the credit risk exposure to the Bank were immaterial at March 31, 2011 and December 31, 2010.

NOTE 20
FAIR VALUE DISCLOSURES
The FASB defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This accounting guidance also emphasizes that fair value is a market-based measurement and not an entity-specific measurement and established a hierarchy to prioritize the inputs that can be used in the fair value measurement process.  The inputs in the three levels of this hierarchy are described as follows:

Level 1
Quoted prices in active markets for identical assets or liabilities.  An active market is one in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2
Observable inputs other than Level 1 prices.  This would include quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3	Unobservable inputs, to the extent that observable inputs are unavailable. This allows for situations in which there is little or no market activity for the asset or liability at the measurement date.

The material assets or liabilities measured at fair value by Whitney on a recurring basis are summarized below.  Mortgage-backed securities are issued or guaranteed by U.S. government agencies and substantially all are backed by residential mortgages.  Nonmarketable equity securities (Federal Reserve Bank and Federal Home Loan Bank stock) that are carried at cost are not included below.  These equity securities totaled $49 million at March 31, 2011 and $45 million at December 31, 2010.  The Level 2 fair value measurement shown below was obtained from a third-party pricing service that uses industry-standard pricing models.  Substantially all the model inputs are observable in the marketplace or can be supported by observable data.

	Fair Value Measurement Using
(in millions)	Level 1	Level 2	Level 3
March 31, 2011
Investment securities available for sale:
Mortgage-backed securities	-	$1,933	-
U. S. agency securities	-	18	-
Other debt securities	-	8	-
Derivative financial instruments – assets	-	3	-
Derivative financial instruments – liabilities	-	3	-
December 31, 2010
Investment securities available for sale:
Mortgage-backed securities	-	$1,896	-
U. S. agency securities	-	18	-
Other debt securities	-	9	-
Derivative financial instruments – assets	-	4	-
Derivative financial instruments – liabilities	-	4	-

The fair value of interest rate swaps is obtained from a third-party pricing service that uses an industry-standard discounted cash flow model that relies on inputs, such as interest rate futures, observable in the marketplace.  To comply with the accounting guidance, credit valuation adjustments are incorporated in the fair values to appropriately reflect nonperformance risk for both the Company and counterparties.  Although the Company has determined that the majority of the inputs used to value derivative instruments fall within Level 2 of the fair value hierarchy, the credit valuation adjustments utilize Level 3 inputs, such as estimates of current credit spreads.  The Company has determined that the impact of the credit valuation adjustments is not significant to the overall valuation of these derivatives.  As a result, the Company has classified its derivative valuations in their entirety in Level 2 of the fair value hierarchy.
Certain assets and liabilities may be measured at fair value on a nonrecurring basis; that is, the instruments are not measured and reported at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances.  To measure the extent to which a loan is impaired, the relevant accounting principles permit or require the Company to compare the recorded investment in the impaired loans to the fair value of the underlying collateral in certain circumstances.   The fair value measurement process uses independent appraisals and other market-based information, but in many cases it also requires significant input based on management’s knowledge of and judgment about current market conditions, specific issues relating to the collateral, and other matters.  As a result, substantially all of these fair value measurements fall within Level 3 of the hierarchy discussed above.  The net carrying value of impaired loans which reflected a nonrecurring fair value measurement totaled $34 million at March 31, 2011 and $53 million at December 31, 2010.  The portion of the allowance for loan losses allocated to these loans totaled $2 million at March 31, 2011 and $1 million at year-end 2010.  The valuation allowance on impaired loans and charge-offs factor into the determination of the provision for credit losses.
Accounting guidance from the FASB requires the disclosure of estimated fair value information about certain on- and off-balance sheet financial instruments, including those financial instruments that are not measured and reported at fair value on a recurring basis or nonrecurring basis.  The significant methods and assumptions used by the Company to estimate the fair value of financial instruments are discussed below.  The aggregate fair value amounts presented do not, and are not intended to, represent an aggregate measure of the underlying fair value of the Company.
Cash, federal funds sold and short-term investments and short-term borrowings – The carrying amounts of these highly liquid or short maturity financial instruments were considered a reasonable estimate of fair value.
Investment in securities available for sale and held to maturity – The fair value measurement for securities available for sale was discussed earlier.  The same measurement approach was used for securities held to maturity, which consist of mortgage-backed securities, obligations of states and political subdivisions and corporate debt securities.
Loans – The fair value measurement for certain impaired loans was discussed earlier.  For the remaining portfolio, fair values were generally determined by discounting scheduled cash flows by discount rates determined with reference to current market rates at which loans with similar terms would be made to borrowers of similar credit quality, including adjustments that management believes market participants would consider in setting required yields on loans from certain portfolio sectors and geographic regions. An overall valuation adjustment was made for specific credit risks as well as general portfolio credit risk.
Deposits – The FASB’s guidance requires that deposits without a stated maturity, such as noninterest-bearing demand deposits, NOW account deposits, money market deposits and savings deposits, be assigned fair values equal to the amounts payable upon demand (carrying amounts).  Deposits with a stated maturity were valued by discounting contractual cash flows using a discount rate approximating current market rates for deposits of similar remaining maturity.
Long-term debt – The fair value of long-term debt was estimated by discounting contractual payments at current market interest rates for similar instruments.
Derivative financial instruments – The fair value measurement for interest rate swaps was discussed earlier.
Off-balance sheet financial instruments – Off-balance sheet financial instruments include commitments to extend credit and guarantees under standby and other letters of credit.  The fair values of such instruments were estimated using fees currently charged for similar arrangements in the market, adjusted for changes in terms and credit risk as appropriate.  The estimated fair values of these instruments were not material.
The estimated fair values of the Company’s financial instruments follow.

	March 31, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair
(in millions)	Amount	Value	Amount	Value
ASSETS:
Cash and short-term investments	$697	$697	$656	$656
Investment securities available for sale (a)	1,960	1,960	1,923	1,923
Investment securities held to maturity	677	675	641	638
Loans held for sale	69	69	198	199
Loans, net	6,779	6,614	7,018	6,835
Derivative financial instruments	3	3	4	4
LIABILITIES:
Deposits	9,182	9,190	9,403	9,414
Short-term borrowings	469	469	543	543
Long-term debt	220	221	220	214
Derivative financial instruments	3	3	4	4
(a) Excludes nonmarketable equity securities carried at cost.

NOTE 21
ACCOUNTING STANDARDS DEVELOPMENTS
In July 2010, the FASB amended its guidance on disclosures about the credit quality of financing receivables and the allowance for credit losses.  This guidance adds to the existing disclosure of credit quality indicators and requires that disclosures about credit quality and the allowance for credit losses be disaggregated by portfolio segment and, in certain cases, by class of financing receivable.  A portfolio segment is the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and a class of financing receivable is generally a subset of a portfolio segment.  Amended disclosures of end-of-period information were effective for the year ended December 31, 2010, while other activity-based disclosures are effective for the Company’s 2011 fiscal year (see Note 6).

31

EXHIBIT 99.3 UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION OF HANCOCK HOLDING COMPANY AND WHITNEY HOLDING CORPORATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Hancock Holding Company (Hancock) and its subsidiaries and of Whitney Holding Corporation (Whitney) and its subsidiaries, as an acquisition by Hancock of Whitney using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Whitney were recorded by Hancock at their respective fair values as of the date the acquisition was completed (June 4, 2011). The unaudited pro forma condensed combined balance sheet gives effect to the acquisition and the purchase by Hancock of the Whitney TARP Preferred Stock and Warrant from the United States Treasury Department (Treasury) as if the transactions had become effective at the beginning of the periods presented. The unaudited pro forma condensed combined income statements for the three months ended March 31, 2011, and the year ended December 31, 2010, give effect to the acquisition and purchase by Hancock of the Whitney TARP Preferred Stock and Warrant from the Treasury.  Average Shares outstanding were also adjusted by an increase of 6 million shares in the calculation of earnings per share to give effect to the approximately 6 million shares issued by Hancock in its stock offering that occurred in March 2011.  Both items are presented as if the transactions had become effective at the beginning of the periods presented.

The acquisition was announced on December 22, 2010, and the merger agreement provided for each outstanding share of Whitney common stock other than, subject to specified exceptions, shares beneficially owned by Whitney and Hancock to be converted into the right to receive .418 of a share of Hancock common stock. The merger agreement provided for Hancock to redeem the Whitney TARP Preferred Stock and Warrant held by Treasury at the completion of the merger. Hancock purchased the Whitney TARP Preferred Stock and Warrant on June 3, 2011 and cancelled the securities on June 4, 2011.  The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated combined financial statements and the related notes of both Hancock and Whitney.

The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements may be subject to revisions in accordance with acquisition accounting guidelines as Hancock finalizes its financial statements subsequent to the acquisition date.  This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future.

The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of Hancock and its subsidiaries and of Whitney and its subsidiaries.

1

HANCOCK HOLDING COMPANY AND WHITNEY HOLDING CORPORATION

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
March 31, 2011
(In millions)

	Hancock Historical (a)	Whitney Historical (b)	Pro Forma Adjustments	Ref	Pro Forma Combined
Assets
Cash and due from banks	$163	$264			$427
Interest-bearing time deposits with other banks	475	412	(308)	A	579
Fed funds sold and other short term investments	285	20			305
Securities	1,594	2,686	11	B	4,291
Loans held for sale	7	69	(6)	C	70
Loans, net of unearned income	4,841	6,993	(463)	C	11,371
Allowance for loan and lease losses	94	214	(214)	C	94
Net loans	4,747	6,779	(249)		11,277
Property and equipment	239	233	50	D	522
Goodwill and non-amortizing intangibles	62	436	236	E	734
Other intangible assets	13	8	204	E	225
Other	726	589	7	F	1,322
Total Assets	$8,311	$11,496	$(55)		$19,752

Liabilities
Deposits
Noninterest-bearing	$1,187	$3,625			$4,812
Interest-bearing	5,510	5,557	5	G	11,072
Total Deposits	6,697	9,182			15,884
Short-term borrowings	426	469			895
Long-term borrowings	-	220			220
Accrued expenses and other	130	86	74	H	290
Total Liabilities	7,253	9,957	79		17,289
Shareholders' equity
Preferred stock	-	296	(296)	I	-
Common equity	1,058	1,243	162	I	2,463
Total shareholders' equity	1,058	1,539	(134)		2,463
Total Liabilities and Equity	$8,311	$11,496	$(55)		$19,752

(a) Amounts derived from Hancock's unaudited consolidated financial statements, as of, and for the quarter ended March 31, 2011.
(b) Amounts derived from Whitney's unaudited consolidated financial statements, as of, and for the quarter ended March 31, 2011.

2

HANCOCK HOLDING COMPANY AND WHITNEY HOLDING CORPORATION

Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
For the three months ended March 31, 2011

	Hancock	Whitney	Pro Forma		Pro Forma
	Historical (a)	Historical (b)	Adjustments	Ref	Combined

Interest Income
Loans	$68	$87	14	I	$169
Securities	14	23	(6)	J	31
Other	1	-			1
Total interest income	83	110	8		201
Interest Expense
Deposits	14	7	(3)	K	18
Borrowed Funds	2	3			5
Total interest expense	16	10	(3)		23
Net interest income	67	100	11		178
Provision for credit losses	9	-			9
Noninterest Income
Service charges on deposits	10	8			18
Trust fees	4	3			7
Debit card and merchant fees	4	7			11
Net securities gains (losses)	-	-			-
Other	16	12			28
Total noninterest income	34	30	-		64
Noninterest Expense
Personnel	38	51			89
Occupancy	6	9	2	L	17
Equipment	3	7	-		10
Amortization of intangibles	1	1	5	M	7
Other	25	40			65
Total nonterest expense	73	108	7		188
Income (loss) before taxes	19	22	4		45
Income tax expense (benefit)	4	5	1		10
Net income (loss)	15	17	3		35
Preferred stock dividends	-	4	(4)	N	-
Net income (loss) to common shareholders	15	13	7		35

Earnings Per Share:
Basic	$0.41	$0.13			$0.41
Diluted	0.41	0.13			0.41
Average Common Shares Outstanding:
Basic	37	97	(50)	O	84
Diluted	38	97	(50)	O	85

(a) Amounts derived from Hancock's unaudited consolidated financial statements, as of, and for the quarter ended March 31, 2011.
(b) Amounts derived from Whitney's unaudited consolidated financial statements, as of, and for the quarter ended March 31, 2011.

3

HANCOCK HOLDING COMPANY AND WHITNEY HOLDING CORPORATION

Unaudited Pro Forma Condensed Consolidated Income Statement
For The Year Ended December 31, 2010
(In millions, except per share data)
Unaudited

	Hancock	Whitney	Pro Forma		Pro Forma
	Historical (a)	Historical (b)	Adjustments	Ref	Combined

Interest Income
Loans	$285	$391	63	I	$739
Securities	66	81	(29)	J	118
Other	1	1			2
Total interest income	352	473	34		859
Interest Expense
Deposits	73	41	(4)	K	110
Borrowed Funds	9	11			20
Total interest expense	82	52	(4)		130
Net interest income	270	421	38		729
Provision for credit losses	66	315			381
Noninterest Income
Service charges on deposits	45	34			79
Trust fees	17	12			29
Debit card and merchant fees	15	25			40
Net securities gains (losses)	-	-			-
Other	60	50			110
Total noninterest income	137	121	-		258
Noninterest Expense
Personnel	142	202			344
Occupancy	24	39	(1)	L	62
Equipment	11	29	(7)	L	33
Amortization of intangibles	3	5	20	M	28
Other	99	189			288
Total nonterest expense	279	464	12		755
Income (loss) before taxes	62	(237)	26		(149)
Income tax expense (benefit)	10	(95)	9		(76)
Net income (loss)	52	(142)	17		(73)
Preferred stock dividends	-	16	(16)	N	-
Net income (loss) to common shareholders	52	(158)	33		(73)

Earnings Per Share:
Basic	$1.41	$(1.64)			$(0.87)
Diluted	1.40	(1.64)			(0.87)
Average Common Shares Outstanding:
Basic	37	97	(50)	O	84
Diluted	37	97	(50)	O	84
(a) Amounts derived from Hancock's audited consolidated financial statements, as of, and for the year ended December 31, 2010.
(b) Amounts derived from Whitney's audited consolidated financial statements, as of, and for the year ended December 31, 2010.

4

HANCOCK HOLDING COMPANY AND WHITNEY HOLDING CORPORATION

Notes To Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements

Note 1.   Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, giving effect to the merger involving Hancock and Whitney, the purchase by Hancock of the Whitney TARP Preferred Stock and Warrant from Treasury under its Capital Purchase Program, and the issuance of approximately 6 million shares of common stock by Hancock in a March 2011 stock offering, as if the transactions had occurred as of the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the merger, the purchase of the TARP securities and the common equity issuance been consummated at January 1, 2010, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The merger, which was completed on June 4, 2011, provided for the issuance of .418 shares of Hancock Holding Company common stock in exchange for each share of Whitney common stock, resulting in Hancock issuing 40,794,261 common shares at a fair value of $1.3 billion.

The merger was accounted for by Hancock using the acquisition method of accounting. Accordingly, the assets and liabilities of Whitney were recorded at their respective fair values and represents management’s estimates based on available information. The final allocation of the purchase price will be determined after completion of thorough analyses (which is still ongoing) to determine the fair value of Whitney’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets, commitments, executor contracts, and other items of Whitney as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Whitney’s shareholder’s equity including results of operations through the date the merger was completed will also change the purchase price allocation, which may include the recording of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

5

HANCOCK HOLDING COMPANY AND WHITNEY HOLDING CORPORATION

Notes To Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements — (Continued)

The pro forma financial information for the merger is included only as of March 31, 2011, for the three months ended March 31, 2011 and for the year ended December 31, 2010. The unaudited pro forma information is not necessarily indicative of the results of income or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.

Certain reclassifications have been made to the balance sheet and income statement of Whitney to conform with Hancock’s presentation.

Note 2.   Purchase Accounting Adjustments in Pro Forma Balance Sheet

The purchase accounting pro forma adjustments included in the unaudited pro forma condensed combined consolidated balance sheet are based on preliminary valuations performed as of June 4, 2011. The adjustments recorded for these assets and liabilities on the merger date could vary significantly from the pro forma adjustments included herein depending on changes in interest rates and the components of the assets and liabilities. Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as information relative to closing date fair values becomes available.

The purchase accounting adjustments include an intangible asset increase for the establishment of a core deposit intangible asset of $189.3 million, purchased credit card relationship intangibles of $11.2 million and a trust relationship intangible of $11.1 million. The estimated core deposit intangible asset was calculated by applying a premium of 2.6% to Whitney’s core deposits of $7.0 billion. The amortization of the intangible assets in the pro forma statements of income is assumed to be over an approximately fifteen year period for core deposit intangibles, a fifteen year period for purchased credit card relationship intangibles, and a twelve-year period for trust relationship intangibles, using an accelerated method.

The purchase accounting adjustments also include an estimated $74.1 million increase to accrued expenses and other liabilities to reflect the amounts allocated to liabilities expected to be assumed in the acquisition. In connection with the Whitney acquisition, on June 4, 2011, Hancock recorded a liability for contingent payments to certain employees for arrangements that were in existence prior to acquisition. The fair value of this liability was $59.6 million. Hancock also recorded a liability with a fair value of $14.0 million for a contractual contingency assumed in connection with Whitney's obligations under contracts for a systems conversion and replacement initiative. This initiative was suspended in anticipation of the acquisition. Substantially all of these liabilities are expected to be paid within one year from acquisition date.

6

HANCOCK HOLDING COMPANY AND WHITNEY HOLDING CORPORATION

Notes To Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements — (Continued)

Balance Sheet Adjustments
A	Interest-bearing time deposits with other banks was reduced to reflect the purchase of the Whitney TARP Preferred Stock and Warrant from the U.S. Treasury.

B	Securities were adjusted to their fair value.

C
Loans held for sale and loans net of unearned income were adjusted to their acquired fair values. The adjustment was primarily related to credit deterioration in the acquired loan portfolio. The allowance for loan losses is adjusted for the reversal of Whitney's allowance for loan losses.

D	Property and equipment were adjusted to their fair values based on preliminary appraisal values and the elimination of accumulated depreciation.

E
Goodwill and other intangible assets were adjusted to establish identifiable intangibles for estimated core deposit intangibles associated with the acquisition. Other intangible assets were also adjusted for additional tangible assets not yet identified such as customer relationships and trade name.

F	Other assets adjustment is mostly related to the net deferred tax asset associated with the acquisition as well as other assets acquired.

G	Interest-bearing deposit adjustments reflect the fair value increase in deposits.

H	Accrued expenses and other adjustments primarily relate to acquired contingent liabilities and contractual obligations as previously discussed.

I	Preferred stock is adjusted for the purchase and retirement of the preferred stock.

7

HANCOCK HOLDING COMPANY AND WHITNEY HOLDING CORPORATION

Notes To Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements — (Continued)

The following table provides the calculation and allocation of the purchase price used in the consolidated financial statements:

Preliminary Statement of Net Assets Acquired (at fair value) and Consideration Transferred
(in millions)

ASSETS
Cash and cash equivalents	$696
Loans held for sale	63
Securities	2,697
Loans and leases	6,530
Property and equipment	283
Other intangible assets (1)	266
Other assets	596
Total identifiable assets	11,131
LIABILITIES
Deposits	9,187
Borrowings	689
Other liabilities	160
Total liabilities	10,133

Net identifiable assets acquired	998
Goodwill (2)	618
Net assets acquired	$1,616

CONSIDERATION:
Hancock Holding Company common shares issued (in millions)	41
Purchase price per share of Hancock's common stock (3)	$32.04
Hancock common stock issued and cash exchanged for fractional shares	$1,307
Stock options converted	1
Cash paid for Whitney TARP Preferred Stock and Whitney TARP Warrants	308
Fair value of total consideration transferred	$1,616

(1) Intangible assets consists of core deposit intangible of $189 million, trade name of $54 million, trust relationships of $11 million, and purchased credit card relationships of $11 million.  The amortization life is approximately 15 years for the CDI intangible asset; 15 years for purchased credit card relationships and 12 years for trust relationships. They will be amortized on an accelerated basis.
(2) No goodwill is expected to be deductible for federal income tax purposes.
(3) The value of the shares of common stock exchanged with Whitney shareholders was based upon the closing price of Hancock's common stock at June 3, 2011, the last traded day prior to the date of acquisition.

8

HANCOCK HOLDING COMPANY AND WHITNEY HOLDING CORPORATION

Notes To Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements — (Continued)

Note 3.   Pro Forma Statements of Income

The pro forma condensed combined consolidated statements of income for the three months ended March 31, 2011 and for the year ended December 31, 2010 include adjustments for the amortization of the estimated identifiable intangible assets, the estimated accretion of the unrealized loss on Whitney’s securities, the estimated amortization or accretion of acquisition accounting adjustments made to securities, loans, interest-bearing deposits and the related tax effect of all the adjustments. The amortization or accretion of the acquisition accounting adjustments made to securities, loans and interest-bearing deposits was estimated based on the weighted average maturities, using the interest method of recognition.

The estimated merger-related expenses discussed in Note 4 are not included in the pro forma statements of income since they will be recorded in the combined results of income as they are incurred after completion of the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented.

Additionally, Hancock currently estimates that it will realize approximately $134 million in annual cost savings following the merger, which Hancock expects to be phased in over a two-year period, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not reflected in the pro forma financial information.

The adjustments reflected in the pro forma condensed combined consolidated statements of income are presented in the table below:
Income Statement Adjustments
I	Interest and fees on loans was adjusted to reflect the increase in income from accretion on acquired loans.

J	Securities interest income was adjusted to reflect the decrease in income from amortization on acquired securities.

K	Interest on deposits was adjusted to reflect the decrease in expense from accretion on acquired deposits.

L	Depreciation expense for equipment and data processing was adjusted to reflect the change in basis for fixed assets under the acquisition accounting method.

M	Amortization of intangible assets has been adjusted to estimate the amortization under new lives as established under acquisition accounting, and excluding the impact of historical amortization.

N	Preferred stock dividends are adjusted to reflect the purchase and retirement of the preferred stock.

O
Average shares outstanding are adjusted to reflect the March 2011 stock offering as if had been outstanding on January 1, 2010, a 6 million increase.  This is reduced by 56 million for Whitney shares converted to Hancock shares in connection with the acquisition.

9

HANCOCK HOLDING COMPANY AND WHITNEY HOLDING CORPORATION

Notes To Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements — (Continued)

Note 4.   Merger Costs

In connection with the merger, Hancock and Whitney have begun to further develop their preliminary plans to consolidate the operations of Hancock and Whitney. Over the next several months, the specific details of these plans will be refined. Hancock and Whitney are currently in the process of assessing the two companies' personnel, benefit plans, premises, equipment, computer systems and service contracts to determine where we may take advantage of redundancies or where it may be beneficial or necessary to convert to one system.

Certain decisions arising from these assessments may involve, among other things, involuntary termination of Whitney's employees, vacating Whitney's leased premises, terminating contracts between Whitney and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by Whitney. These merger-related expenses will also include system conversion costs and costs of incremental communications to customers and others. It is expected that the merger-related expenses, will be incurred over a two-year period after completion of the merger. We have not estimated these merger-related expenses and have not included an estimate for these in the pro forma statement of income since these costs will be recorded in the combined results of income as they are incurred after completion of the merger and are not indicative of what the historical results of Hancock would have been had Hancock and Whitney actually been combined during the periods presented. The costs associated with such decisions will be expensed as incurred in accordance with acquisition accounting guidelines.

10